                                                                      EXHIBIT 22


                                                                   July 22, 1996

BOSTON EQUISERVE
BOSTON EQUISERVE
LIMITED PARTNERSHIP
150 ROYALL STREET
CANTON, MA  02021
617-575-2000





JIM MARCOTTE
CHIEF FINANCIAL OFFICER
THE DEWOLFE COMPANIES, INC.
80 HAYDEN AVE.
LEXINGTON, MA  02173



                            CERTIFICATE OF TABULATION



Dear Mr. Marcotte:


In connection with the Annual Meeting of Shareholders of The DeWolfe Companies, Inc. held on May 14, 1996, we tabulated proxies representing 2,910,301 shares of Common Stock or 88.306% of the total outstanding shares voted in the following manner:


PROPOSAL I (Election of Directors)

                                                                 Withheld From
For All Nominees                    Instructed                   All Nominees
- - ----------------                    ----------                   ------------
2,896,255                           0                            14,045

PROPOSAL II (Auditors)

For                     Against                Abstain                 No Vote
- - ---                     -------                -------                 -------
2,895,468               12,970                 1,862                   0


PROPOSAL III (Amendment of 1992 Non-Employee Director Plan)

For                     Against                Abstain                 No Vote
- - ---                     -------                -------                 -------
2,750,002               150,212                10,086                  0


The Affidavit of Mailing was forwarded to you April 22,1996. We further certify that on the record date of March 22, 1996, there were 3,292,241 shares of Common Stock of the Company issued and outstanding and entitled to be voted at the Annual Meeting if represented.


                                                     Sincerely,

                                                     STACEY N. SEREMETIS

                                                     Stacey N. Seremetis
                                                     Boston EquiServe L.P.
                                                     Account Manager
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                                      -23-


Jim Marcotte, CFO
The Dewolfe Companies

                                   Schedule A
                    SCHEDULE OF VOTES CAST FOR EACH DIRECTOR


Withheld                       Total Vote For                   Total Vote
Director                       Each Director                    From Each
- - --------                       -------------                    ---------

Richard B. DeWolfe             2,896,804                        13,496

A. Clinton Allen               2,896,804                        13,496

Paul R. Del Rossi              2,896,255                        14,045

R. Robert Popeo                2,896,255                        14,045